As filed with the Securities and Exchange Commission on November 8, 2021.

Registration Statement No. 333-35367

Registration Statement No. 333-48381

Registration Statement No. 333-66610

Registration Statement No. 333-137417

Registration Statement No.  333-160125

Registration Statement No. 333-212435

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

Form S-8 Registration Statement No. 333-35367

Form S-8 Registration Statement No. 333-48381

Form S-8 Registration Statement No. 333-66610

Form S-8 Registration Statement No. 333-137417

Form S-8 Registration Statement No. 333-160125

Form S-8 Registration Statement No. 333-212435

UNDER
THE SECURITIES ACT OF 1933

QAD INC.

(Exact name of Registrant as specified in its charter)

Delaware	77-0105228
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 Innovation Place

Santa Barbara, California 93108

(Address of principal executive offices) (Zip code)

QAD Inc. 1997 Stock Incentive Program

QAD Inc. 1994 Stock Compensation Program

QAD Inc. 1997 Stock Incentive Program (amended & restated effective March 21, 2001)

QAD Inc. 2006 Stock Incentive Program

QAD Inc. 2016 Stock Incentive Program

(Full titles of the plans)

Corporation Service Company

2711 Centerville Road

Suite 400

Wilmington, DE 19808
(Name and address of agent for service)

800-222-2122

(Telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Craig Miller Veronica Lah Manatt, Phelps & Phillips, LLP One Embarcadero Center 30th Floor San Francisco, CA 94111 (415) 291-7400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (“Post-Effective Amendments”), filed by QAD Inc., a Delaware corporation (the “Company”), remove from registration all shares of common stock of the Company, par value $0.001 per share (the “Common Stock”), and Class A common stock of the Company, par value $0.001 per share (the “Class A Common Stock”) that remain unsold under the following registration statements (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement on Form S-8 (No. 333-35367), which was filed with the SEC on September 11, 1997, pertaining to the registration of 4,000,000 shares of Common Stock, available for issuance under the Company’s 1997 Stock Incentive Program.

•	Registration Statement on Form S-8 (No. 333-48381), which was filed with the SEC on March 20, 1998, pertaining to the registration of 1,563,546 shares of Common Stock, available for issuance under the Company’s 1994 Stock Compensation Program.

•	Registration Statement on Form S-8 (No. 333-66610), which was filed with the SEC August 2, 2001, pertaining to the registration of 8,000,000 shares of Common Stock, available for issuance under the Company’s 1997 Stock Incentive Program (amended & restated effective March 21, 2001).

•	Registration Statement on Form S-8 (No. 333-137417), which was filed with the SEC September 19, 2006, pertaining to the registration of 5,300,000 shares of Common Stock, available for issuance under the Company’s 2006 Stock Incentive Program.

•	Registration Statement on Form S-8 (No. 333-160125), which was filed with the SEC on June 19, 2009, pertaining to the registration of 3,000,000 shares of Common Stock, available for issuance under the Company’s 2006 Stock Incentive Program.

•	Registration Statement on Form S-8 (No. 333-212435), which was filed with the SEC on July 7, 2016, pertaining to the registration of 4,000,000 shares of Class A Common Stock, available for issuance under the Company's 2016 Stock Incentive Program.

On June 27, 2021, QAD Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Project Quick Parent, LLC, a limited liability company organized under the laws of Delaware (“Parent”), Project Quick Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent. Parent and Merger Sub are entities that are affiliated with Thoma Bravo, L.P., (“Thoma Bravo”) a private equity investment firm. The Merger became effective on November 5, 2021 (the “Effective Time”), pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware. In connection with the Merger, and subject to certain exceptions described in the Merger Agreement, each outstanding share of the Company’s common stock and each outstanding equity incentive was converted into the right to receive a cash payment.

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. In accordance with an undertaking in the Registration Statements to remove from registration, by means of a post-effective amendment, any and all securities that were registered for issuance but remain unsold at the termination of the offering, the Company hereby removes from registration any and all securities registered but unsold under the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in Santa Barbara, California on this 8th day of November, 2021.

QAD INC.

By:	/s/ Daniel Lender
Daniel Lender
Chief Financial Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.